June 19, 2013

Biotechnology Value Fund, L.P.
900 North Michigan Avenue, Suite 1100
Chicago, IL 60611

Re: Amendment to Letter Agreement

Dear Mr. Lampert:

Ligand Pharmaceuticals Incorporated (the “Company”) and BVF Partners L.P. and its Affiliates, including, without limitation, those persons and entities identified on Exhibit A hereto (collectively, “BVF”), have previously entered into that certain letter agreement dated as of September 29, 2011 (the “Prior Letter Agreement”). The Company understands that BVF now desires to amend the Prior Letter Agreement to permit an increase in its beneficial ownership of the Company’s common stock, par value $0.0001 per share (“Common Stock”), from not more than 19.99% to not more than 24.99% of the Company’s total outstanding shares of Common Stock (the “Beneficial Ownership Limit”). The Board of Directors of the Company (the “Board”) has requested that in connection with BVF’s request for an increase in the Beneficial Ownership Limit, that BVF agree to the restrictions set forth in this amendment and restatement of the Prior Letter Agreement (the “Letter Agreement Amendment”).

Section 1. Adjustment of Maximum Beneficial Ownership Level

(a)    BVF is hereby permitted to increase its Beneficial Ownership (as defined below) from not more than 19.99% to not more than 24.99% of the Company’s total outstanding shares of Common Stock, including participation in market transactions, privately negotiated transactions and/or any securities offerings by the Company.

(b)    BVF hereby agrees that if its Beneficial Ownership of the Company’s shares of Common Stock fails to exceed 19.99% of the total outstanding shares of the Company’s Common Stock within the next nine (9) months from the date hereof, BVF’s maximum ownership limit will revert from 24.99% to 19.99% of the Company’s total outstanding shares of Common Stock, terms of this Letter Agreement Amendment are null and void and the terms of the Prior Letter Agreement shall control.

(c)    Notwithstanding the foregoing, once any of the Subject Shares (defined below) are sold or otherwise disposed of in a manner that reduces BVF’s total Beneficial Ownership level, then the Beneficial Ownership Limit shall be automatically reset to BVF’s Beneficial Ownership

BVF Partners L.P.
June 19, 2013

level immediately after which those Subject Shares are sold. However, the Beneficial Ownership Limit shall in no event be less than 19.99% of the total outstanding shares of the Company’s Common Stock. For example, if BVF acquires 24.7% of the Company’s total outstanding shares of Common Stock, but then subsequently sells a number of Subject Shares representing 3% of the total outstanding Common Stock, then the Beneficial Ownership Limit would be reset to 21.7%. If BVF subsequently sold the remaining Subject Shares and an additional number of shares representing in aggregate 7% of the Company’s total outstanding shares of Common Stock, then the Beneficial Ownership Limit would be set at 19.99%.

Section 2. Restrictions Relating to Subject Shares

(a)    BVF hereby agrees that, at any time, and from time to time, during any period when BVF Beneficially Owns more than 19.99% of the then-outstanding shares of Common Stock, BVF and its Affiliates and Associates who Beneficially Own such shares and who are controlled by BVF, unless prior written consent of the Board specifically expressed in a resolution adopted by a majority vote of the entire Board, or, if delegated to a committee of the Board comprised of independent and disinterested directors, by a majority vote of the entirety of such committee, has been obtained, will do the following:

(i)    at any annual or special meeting of stockholders at which members of the Board are to be elected or in connection with a solicitation of consents through which members of the Board are to be elected, vote a minimum number of shares Beneficially Owned by BVF representing in aggregate 15% of the Company’s total outstanding shares of Common Stock (or give written consents with respect thereto) (the “Voted Shares”), in such election of directors in favor of the Board’s nominees;

(ii)    at any annual or special meeting of stockholders, vote the Voted Shares in favor of the Board’s recommendation with respect to any solicitation, submission, proposal for, or offer of (with or without conditions) a merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase of all or a substantial portion of the assets and properties of or other similar extraordinary transaction involving the Company, its Common Stock or the Company’s subsidiaries;
(iii)    at least five (5) business days prior to any meeting of stockholders where the election of directors or voting as to the activities in paragraph (ii) above will occur, BVF shall, and shall cause each of its Affiliates who own Voting Securities (as defined below) to deliver a duly executed irrevocable proxy to the Company for the sole purpose of voting any Voted Shares in accordance with this Section;
(iv)    such proxy shall be in a form provided by the Company and shall appoint such officers of the Company as the Board shall designate as BVF’s true and lawful proxies and attorneys-in-fact and shall state that it is irrevocable;
(v)    such proxy shall be coupled with an interest;

BVF Partners L.P.
June 19, 2013

(vi)    except as contemplated by this Letter Agreement Amendment, not to grant any proxy, power-of-attorney or other authorization or consent in or with respect of any or all of the Voted Shares, deposit any or all of the Voted Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Voted Shares or take any other action that would in any way restrict, limit or interfere in any material respect with the performance of BVF’s obligations under this Letter Agreement Amendment;
(vii)    not to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person or entity, by joining a partnership, limited partnership, syndicate or other Group (as defined below), or otherwise, any shares of Common Stock, if, after giving effect to such acquisition, BVF would Beneficially Own (as defined below) more than 24.99% of the then-outstanding shares of Common Stock;
(viii)    not to transfer, pledge, hypothecate, encumber, assign, or otherwise dispose of, directly or indirectly, any shares of Common Stock Beneficially Owned by BVF to (x) any person that BVF can determine from publicly available information Beneficially Owns, or as a result of such transfer or other disposition would Beneficially Own, 14.99% or more of the then-outstanding shares of Common Stock or (y) any such stockholder’s Affiliates or Associates;
(ix)    not to sell, transfer, pledge, hypothecate, encumber, assign, or otherwise dispose of, directly or indirectly, as of the date hereof, any of the Subject Shares Beneficially Owned by BVF until the earliest of: (i) four (4) years from the date(s) that such Subject Shares were initially acquired by BVF; (ii) such time as when the quoted share price of the Company’s Common Stock is equal to or greater than $100.00 per share; or (iii) the effective time of any merger or corporate reorganization in which the Common Stock will be converted into other securities or the right to receive cash or other property;
(x)    not to submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;
(xi)    not to engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;
(xii)    not to seek to call, or to request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

BVF Partners L.P.
June 19, 2013

(xiii)    not to vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;
(xiv)    not to seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;
(xv)    not to disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;
(xvi)    not to enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Letter Agreement Amendment);
(xvii)    not to form a Group with any third party in furtherance of any action that is inconsistent with any of the provisions of this Letter Agreement Amendment or encourage or solicit any person to undertake any of the foregoing activities; and
(xviii)    not otherwise take or cause to be taken any action inconsistent with, or challenging the validity or enforceability of, this Letter Agreement Amendment.
(b)    Notwithstanding the forgoing, nothing in this Letter Agreement Amendment shall prohibit BVF from (x) making any private statement to the Chief Executive Officer, the Chief Financial Officer or any other officer or any director of the Company; (y) making any statement or disclosure determined (on advice of outside legal counsel) to be required under the federal securities laws or other applicable laws; or (z) voting in such manner as it deems appropriate on any matter unrelated to the election of directors of the Company and the other matters referenced in this Letter Agreement Amendment.

Section 3. Other Restrictions

BVF hereby agrees that at any time when BVF Beneficially Owns between 14.99% and 19.99% of then-outstanding shares of Common Stock, it shall, and shall cause each of its Affiliates who Beneficially Own Former Subject Shares (as defined below) to, at any annual or special meeting of securityholders at which members of the Board are to be elected or in connection with a solicitation of consents through which members of the Board are to be elected, vote such Former Subject Shares (or give written consents with respect thereto) in such election of directors in favor of the Board’s nominees. At least five (5) business days prior to any meeting of stockholders where the election of directors will occur, BVF shall, and shall cause each of its affiliates who own Voting Securities to deliver a duly executed irrevocable proxy to the Company for the sole purpose of voting any Former Subject Shares in accordance with this paragraph. Such proxy shall be in a form provided by the Company and shall appoint such officers of the Company as the Board shall designate as BVF’s or such Affiliates’ (as the case may be) true and lawful proxies and attorneys-in-fact and shall state that it is irrevocable. Such proxy shall be coupled with an interest. Except as contemplated by this Section, BVF will not grant any proxy, power-of-attorney or other authorization or consent in or with respect of any or all of the Former Subject Shares, deposit any or all of the Former Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all

BVF Partners L.P.
June 19, 2013

of the Former Subject Shares or take any other action that would in any way restrict, limit or interfere in any material respect with the performance of BVF’s obligations under this Section. This Section shall not restrict or otherwise limit BVF’s and its Affiliates’ ability to vote their respective Former Subject Shares on any matter other than the election of directors.

Section 4. Definitions

For purposes of this Letter Agreement Amendment, the following terms shall have the following meanings:

“Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

    “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Former Subject Shares” means the number of Voting Securities Beneficially Owned by BVF at any particular point in time in excess of 14.99% of the then-outstanding shares of Common Stock.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

“Subject Shares” means the number of Voting Securities Beneficially Owned by BVF at any particular point in time in excess of 19.99% of the then-outstanding shares of Common Stock.

“Voting Securities” means at any time shares of any class of capital stock or other securities of the Company which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events.

Section 5. Miscellaneous

Subject to the representations, warranties and covenants expressly contained herein, nothing in this Letter Agreement Amendment will limit any actions that may be taken by any person acting in his or her capacity as a director of the Company consistent with his or her fiduciary duties or as otherwise required, after consultation with legal counsel, by applicable law or by the rules and

BVF Partners L.P.
June 19, 2013

regulations of the SEC, The NASDAQ Stock Market or any other principal national securities exchange on which the Common Stock is then admitted or listed for trading.

Upon the execution of this Letter Agreement Amendment, the Company hereby confirms that the Board has executed, and taken any and all actions necessary to carry out the intent of, the resolutions set forth on Exhibit B hereto. Upon the adoption of such resolutions: (A) the Board of Directors of the Company will waive the applicability of Section 203 of the Delaware General Corporation Law as it relates to the acquisition by BVF of Beneficial Ownership of up to 24.99% of the Company’s Common Stock, and (B) the Company represents, warrants and covenants that the acquisition of the Subject Shares in one or more transactions will not: (i) cause BVF to become an “Acquiring Person” under the Company’s 2006 Preferred Shares Rights Agreement dated as of October 13, 2006 by and between the Company and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC) as Rights Agent, as amended (the “Rights Agreement”), (ii) result in the occurrence of a Distribution Date (as defined in the Rights Agreement); or (iii) trigger the exercisability of the Rights (as defined in the Rights Agreement). Except with respect to the foregoing and the resolutions of the Board set forth on Exhibit B hereto, this Letter Agreement Amendment does not otherwise alter any other terms or conditions of the Rights Agreement and does not waive any other rights the Company may have, including, without limitation, those in the General Corporation Law of the State of Delaware or in the Company’s Amended and Restated Certificate of Incorporation.

Money damages would not be an adequate remedy for any breach of this Letter Agreement Amendment. Accordingly, the parties shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Letter Agreement Amendment but shall be in addition to all other remedies available at law or equity to the Company. The parties will not raise as a defense or objection to the request or granting of such relief that any breach of this Letter Agreement Amendment is or would be compensable by an award of money damages, and the parties agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

This Letter Agreement Amendment is for the benefit of the Company and BVF and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or in the courts of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Letter Agreement Amendment and the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Letter Agreement Amendment or the transactions contemplated hereby in the courts of the State of Delaware or in the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

BVF Partners L.P.
June 19, 2013

This Letter Agreement Amendment contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, arrangements, understandings and discussions between the parties regarding such subject matter, including the Prior Letter Agreement. No provision in this Letter Agreement Amendment can be waived, modified or amended except by written consent of the parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment. Neither this agreement nor any of the rights and/or obligations hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment or transfer by any party not in accordance herewith shall be null and void. This agreement is for the benefit of the parties and their respective successors and permitted assigns. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

This Letter Agreement Amendment may be executed in multiple counterparts, any of which may be delivered via facsimile, PDF, or other forms of electronic delivery, each of which will be deemed an original and all of which, taken together, will constitute one agreement.

[Signature Pages Follow]

Sincerely,

LIGAND PHARMACEUTICALS INCORPORATED

By:     /s/ John Higgins
Name: John Higgins
Title: President and Chief Executive Officer

[Signature Page to Letter Agreement]

Please indicate your agreement and acceptance of this Letter Agreement Amendment by executing this Letter Agreement Amendment in the space provided below and returning it to the Company.

Agreed and accepted as of
the date first written above:

BVP PARTNERS L.P.
By: BVF Inc., General Partner

By:     /s/ Mark Lampert
Name: Mark Lampert
Title: President

[Signature Page to Letter Agreement]

Exhibit A

BVF Affiliates

Person or Entity	Jurisdiction
Biotechnology Value Fund, L.P.	DE
Biotechnology Value Fund II, L.P.	DE
BVF Investments, L.L.C.	DE
BVF Partners L.P.	DE
BVF Inc.	DE
Investment 10, L.L.C.	IL
Mark N. Lampert	N/A

A–1

Exhibit B

Board Resolutions

(Attached)

RESOLUTIONS
OF THE
BOARD OF DIRECTORS
OF
LIGAND PHARMACEUTICALS INCORPORATED,
a Delaware corporation

June 19, 2013

BVF LETTER AGREEMENT AMENDMENT AND SECTION 203 WAIVER

WHEREAS, BVF Partners L.P. and its Affiliates, including Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., BVF Inc., and Mark Lampert (collectively “BVF”), have significant holdings in the Company’s securities, and BVF is, as of the date hereof, the beneficial owner of outstanding shares of Common Stock aggregating 15% or more of the outstanding voting stock of the Company as calculated in accordance with Section 203 of the General Corporation Law of the State of Delaware (“Section 203”);

WHEREAS, Section 203 imposes in certain circumstances certain restrictions on “business combinations” between a Delaware corporation and an “interested stockholder” who is deemed to be an “owner” of more than 15% of the corporation’s voting stock pursuant to Section 203, unless the board of directors of the corporation approves the transaction that resulted in such party becoming an “interested stockholder” prior to the consummation of such transaction;

WHEREAS, on September 21, 2011, BVF entered into that certain letter agreement with the Company (the “Letter Agreement”), pursuant to which BVF is permitted to increase its beneficial ownership up to 19.99% of the total outstanding voting stock of the Company as calculated in accordance with Section 203;

WHEREAS, BVF is contemplating acquisitions of additional shares of Common Stock of the Company such that BVF may be deemed to be the owner of up to 24.99% of the outstanding voting stock of the Company, as calculated in accordance with Section 203;

WHEREAS, BVF has requested that the Board approve the transaction or transactions in which BVF becomes the owner of 19.99% or more of the outstanding voting stock of the Company, as calculated in accordance with Section 203, the effect of which will be to continue to exempt BVF from the restrictions on business combinations between the Company and interested stockholders as set forth in Section 203;

WHEREAS, in consideration for the Board continuing to exempt BVF from the restrictions on business combinations between the Company and interested stockholders as set forth in Section 203 and allowing BVF to acquire up to 24.99% of the outstanding voting stock of the Company, BVF has agreed to amend the Letter Agreement, attached hereto as Exhibit A which provides, among other things, that BVF will not exceed 24.99% of the outstanding voting stock of the Company, BVF will not engage in business combination proposals involving the Company without prior Board approval, and BVF will vote a percentage of their shares in favor of the Board’s nominees (the “Amended Letter Agreement”); and

WHEREAS, contingent upon BVF executing and delivering the Amended Letter Agreement to the Company, the Board deems it advisable and in the best interests of the Company and its stockholders to continue to allow BVF to beneficially own 15% or more of the outstanding voting stock of the Company (and thereby becoming an “interested stockholder” of the Company for purposes of Section 203), and to continue to exempt BVF from the restrictions contained in Section 203 of the General Corporation Law, subject to the terms of the Standstill Agreement.

NOW, THEREFORE, BE IT AND IT HEREBY IS RESOLVED, that contingent upon BVF executing and delivering the Amended Letter Agreement to the Company, and subject to the terms of the Amended Letter Agreement, the Board hereby approves the acquisition of ownership of voting stock of the Company in one or more transactions in which BVF will increase their ownership of and will become the owner of voting stock of the Company (i) from below 19.99% (ii) up to 24.99% of the outstanding voting stock of the Company, in each case as calculated in accordance with Section 203, and hereby continues to give all approvals necessary under Section 203 so that, as a result of such transaction(s), the restrictions on “business combinations” in Section 203 shall not be applicable to BVF as an “interested stockholder” of the Company under Section 203.

GENERAL AUTHORITY

RESOLVED, that any officer of the Company be, and each hereby is, authorized, empowered and directed to execute any and all such other and further documents, including, without limitation, the filing of a From 8-K with the U.S. Securities and Exchange Commission relating to the Amended Letter Agreement, any amendments or supplements to the 2006 Preferred Shares Rights Agreement and to take any and all such other and further actions as such officer may deem necessary or advisable in order to carry out the intent of the foregoing resolutions, the taking of such actions to be conclusive evidence that the same have been authorized and approved by the Board; and

RESOLVED, FURTHER, that all acts and things previously done and performed (or caused to be done and performed) in the name and on behalf of the Company prior to the date of these resolutions in furtherance of any of the foregoing resolutions and the transactions contemplated therein be, and the same hereby are, ratified, confirmed and approved in all respects.

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